CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT


To JeffBanks, Inc.:

As independent public accountants, we hereby consent to the incoporation by reference in the Form 8-K dated August 13, 1998 filed by JeffBanks, Inc. of our report dated January 20, 1998 (except with respect to the matter discussed in Note 22, as to which the date is March 27, 1998) included in Regent Bancshares Corp.'s Form 10-K for the year ended December 31, 1997 which was incorporated by reference in Admendment No. 1 to Registration Statement No. 333-51253 on Form S-4 and Joint Proxy Statement/Prospectus. It should be noted that we have not audited any financial statements of Regent Bancshares Corp. subsquent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.



/s/ARTHUR ANDERSEN LLP

Roseland, New Jersey
August 13, 1998